EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Fourth Quarter and Full Year 2019 Results and Reconfirms Full Year 2020 Distribution Guidance
Summary of Fourth Quarter and Full Year 2019 Results (in millions, except LNG data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$1,908	$1,897	$6,838	$6,426
Net income	$448	$351	$1,175	$1,274
Adjusted EBITDA[1]	$766	$692	$2,507	$2,517
LNG exported:
Number of cargoes	95	78	336	271
Volumes (TBtu)	336	278	1,192	969
LNG volumes loaded (TBtu)	335	277	1,190	968

Summary Full Year 2020 Distribution Guidance

2020
Distribution per Unit	$2.55	-	$2.65
Recent Highlights
Operational

•	As of February 21, 2020, over 900 cumulative LNG cargoes totaling over 60 million tonnes of LNG have been produced, loaded, and exported from the SPL Project (defined below).
Financial

•	We declared and paid distributions of $2.46 per unit to common unitholders for full year 2019, within the guidance range for the period.

Liquefaction Project Update

SPL Project
Liquefaction Train	Train 6
Project Status	Under Construction
Project Completion Percentage(1)	43.7%(2)
Expected Substantial Completion	1H 2023
Note: Project update excludes Trains in operation
(1) Project completion percentage as of December 31, 2019
(2) Engineering 91.5% complete, procurement 60.9% complete, and construction 9.7% complete

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales and cost of sales—affiliate.

Houston, Texas - February 25, 2020 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $448 million for the three months ended December 31, 2019 compared to $351 million for the comparable 2018 period. The increase in net income for the three months ended December 31, 2019 was primarily due to increased total margins2, partially offset by increased operating costs and expenses as a result of an additional Train in operation and increased interest expense.
Cheniere Partners reported net income of $1.2 billion for the year ended December 31, 2019 compared to $1.3 billion for the comparable 2018 period. The decrease in net income for the year ended December 31, 2019 was primarily due to increased total operating costs and expenses primarily as a result of an additional Train in operation and certain maintenance and related activities at the SPL Project and increased interest expense, partially offset by increased total margins.
Total margins increased during the three and twelve months ended December 31, 2019 primarily due to increased volumes of LNG recognized in income primarily as a result of an additional Train in operation and increased net gains from changes in fair value of commodity derivatives, partially offset by decreased margins per MMBtu of LNG recognized in income. Margins per MMBtu of LNG recognized in income decreased during the three and twelve months ended December 31, 2019 as compared to the comparable 2018 periods due to decreased pricing of LNG recognized in income, partially offset by decreased pricing of natural gas feedstock related to our LNG sales.
Adjusted EBITDA1 was $766 million and $2.5 billion, respectively, for the three and twelve months ended December 31, 2019, compared to $692 million and $2.5 billion for the comparable 2018 periods. The increase in Adjusted EBITDA during the three months ended December 31, 2019 as compared to the comparable 2018 period was primarily due to increased volumes of LNG recognized in income primarily as a result of an additional Train in operation, partially offset by decreased margins per MMBtu of LNG recognized in income and increased total operating costs and expenses as a result of an additional Train in operation.
Income from operations increased $152 million and $61 million, respectively, during the three and twelve months ended December 31, 2019 as compared to the comparable 2018 periods, primarily due to increased volumes of LNG recognized in income primarily as a result of an additional Train in operation and increased net gains from changes in fair value of commodity derivatives, partially offset by decreased margins per MMBtu of LNG recognized in income and increased total operating costs and expenses as a result of an additional Train in operation. During the twelve months ended December 31, 2019, total operating costs and expenses also increased due to certain maintenance and related activities at the SPL Project.
During the three months ended December 31, 2019, 95 LNG cargoes were exported from the SPL Project, none of which were commissioning cargoes. During the year ended December 31, 2019, 336 LNG cargoes were exported from the SPL Project, three of which were commissioning cargoes.

SPL Project
We are currently operating five natural gas liquefaction Trains and constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
Distributions to Unitholders
We paid a cash distribution per common and subordinated unit of $0.63 to unitholders of record as of February 7, 2020 and the related general partner distribution on February 14, 2020.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the fourth quarter and full year 2019 on Tuesday, February 25, 2020, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners is developing, constructing and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners is currently operating five natural gas liquefaction Trains and is constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass terminal.

Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet (Bcf) equivalent, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters, and vaporizers with regasification capacity of approximately 4.0 Bcf per day. Cheniere Partners also owns the Creole Trail Pipeline, a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
LNG revenues	$1,533	$1,408	$5,211	$4,827
LNG revenues—affiliate	295	413	1,312	1,299
Regasification revenues	67	65	266	261
Other revenues	13	11	49	39
Total revenues	1,908	1,897	6,838	6,426

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	873	1,112	3,374	3,403
Cost of sales—affiliate	1	—	7	—
Operating and maintenance expense	160	103	632	409
Operating and maintenance expense—affiliate	38	30	138	117
Development expense	—	—	—	2
General and administrative expense	2	2	11	11
General and administrative expense—affiliate	20	20	102	73
Depreciation and amortization expense	137	106	527	424
Impairment expense and loss on disposal of assets	1	—	7	8
Total operating costs and expenses	1,232	1,373	4,798	4,447

Income from operations	676	524	2,040	1,979

Other income (expense)
Interest expense, net of capitalized interest	(237)	(181)	(885)	(733)
Loss on modification or extinguishment of debt	—	—	(13)	(12)
Derivative gain, net	—	1	—	14
Other income	7	7	31	26
Other income—affiliate	2	—	2	—
Total other expense	(228)	(173)	(865)	(705)

Net income	$448	$351	$1,175	$1,274

Basic and diluted net income per common unit	$0.87	$0.69	$2.25	$2.51

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	348.6	348.6	348.6	348.6

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$1,781	$—
Restricted cash	181	1,541
Accounts and other receivables	297	348
Accounts receivable—affiliate	105	114
Advances to affiliate	158	228
Inventory	116	99
Derivative assets	17	6
Other current assets	51	20
Other current assets—affiliate	1	—
Total current assets	2,707	2,356

Property, plant and equipment, net	16,368	15,390
Operating lease assets, net	94	—
Debt issuance costs, net	15	13
Non-current derivative assets	32	31
Other non-current assets, net	168	184
Total assets	$19,384	$17,974

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$40	$15
Accrued liabilities	709	821
Due to affiliates	46	49
Deferred revenue	155	116
Deferred revenue—affiliate	1	1
Current operating lease liabilities	6	—
Derivative liabilities	9	66
Total current liabilities	966	1,068

Long-term debt, net	17,579	16,066
Non-current operating lease liabilities	87	—
Non-current derivative liabilities	16	14
Other non-current liabilities	1	4
Other non-current liabilities—affiliate	20	22

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at December 31, 2019 and 2018)	1,792	1,806
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2019 and 2018)	(996)	(990)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at December 31, 2019 and 2018)	(81)	(16)
Total partners’ equity	715	800
Total liabilities and partners’ equity	$19,384	$17,974

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2019 and 2018 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$448	$351	$1,175	$1,274
Interest expense, net of capitalized interest	237	181	885	733
Loss on modification or extinguishment of debt	—	—	13	12
Derivative gain, net	—	(1)	—	(14)
Other income	(7)	(7)	(31)	(26)
Other income—affiliate	(2)	—	(2)	—
Income from operations	$676	$524	$2,040	$1,979
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	137	106	527	424
Loss (gain) from changes in fair value of commodity derivatives, net	(48)	62	(67)	99
Impairment expense and loss on disposal of assets	1	—	7	8
Legal settlement expense	—	—	—	7
Adjusted EBITDA	$766	$692	$2,507	$2,517

Contacts
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491